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                                                                      EXHIBIT 43

                          CHANGE IN CONTROL AGREEMENT
                          ---------------------------


          AGREEMENT by and between American Precision Industries Inc., a Delaware corporation (the "Company"), with offices at 2777 Walden Avenue, Buffalo, New York 14225 and DEBORAH K. PAWLOWSKI (the "Executive"), an individual residing at 8310 Manchester Place, East Amherst, New York 14051, dated as of the 15th day of October, 1999.

          WHEREAS, the Company recognizes that the current business environment makes it difficult to attract and retain highly qualified executives unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow changes in control of a corporation; and

          WHEREAS, even rumors of acquisitions or mergers may cause executives to consider major career changes in an effort to assure financial security for themselves and their families; and

          WHEREAS, the Company desires to assure fair treatment of its executives in the event of a Change in Control (as defined below) and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with the Company notwithstanding the outcome of a possible Change in Control transaction; and

          WHEREAS, the Company recognizes that its executives will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in Changes in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of the Company's stockholders in making these evaluations and carrying on such negotiations; and

          WHEREAS, the Board of Directors (the "Board") of the Company believes it is essential to provide the Executive with compensation arrangements upon a Change in Control which provide the Executive with individual financial security and which are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

          NOW THEREFORE, the parties, for good and valuable consideration and intending to be legally bound, agree as follows:

          1.   Operation and Term of Agreement.  This Agreement shall be
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effective immediately upon its execution.  This Agreement may be terminated by the Company upon
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twenty-four (24) months' advance written notice to the Executive; provided,
                                                                  --------
however, that after a Change in Control of the Company during the term of this
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Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied and the Protection Period has expired. Prior to a Change in Control this Agreement shall immediately terminate upon termination of the Executive's employment or upon the Executive's ceasing to be an elected officer of the Company, except in the case of such termination under circumstances set forth in Section 2(e) below.

          2.   Certain Definitions.  For purposes of this Agreement, the
               -------------------
following words and phrases shall have the following meanings:

          (a) "Cause" shall mean (i) the continued failure by the Executive to perform his material responsibilities and duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), (ii) the engaging by the Executive in willful or reckless conduct which is demonstrably injurious to the Company monetarily or otherwise, (iii) the conviction of the Executive of a felony, or (iv) the commission or omission of any act by the Executive that is materially inimical to the best interests of the Company and that constitutes on the part of the Executive common law fraud or malfeasance, misfeasance or nonfeasance of duty; provided, however, that "cause" shall not include the Executive's lack of professional qualifications. For purposes of this Agreement, an act, or failure to act, on the Executive's part shall be considered "willful" or "reckless" only if done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The Executive's employment shall not be deemed to have been terminated for "cause" unless the Company shall have given or delivered to the Executive (A) reasonable notice setting forth the reasons for the Company's intention to terminate the Executive's employment for "cause," (B) a reasonable opportunity, at any time during the thirty-day period after the Executive's receipt of such notice, for the Executive, together with his counsel, to be heard before the Board, and (C) a Notice of Termination (as defined in Section 9 below) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of the conduct set forth in clauses (i), (ii), (iii) or (iv) of the first sentence of this Section 2(a).

          (b)  "Change in Control" shall mean:

          (i) on or after the date of execution of this Agreement, any person (which, for all purposes hereof, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a "Person") or any group of two or more Persons acting in concert who or which becomes the beneficial owner, directly or indirectly, of securities of the Company representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 25% or more of the combined voting power of the Company's then outstanding securities; provided that for the purposes of this Agreement,
                             -------------
(A) "voting power" means the right to vote for the election of directors, and
(B) any determination of percentage combined voting power shall be

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made on the basis that (x) all securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group which are convertible into securities carrying voting rights have been converted (whether or not then convertible) and all options, warrants or other rights which may be exercised to acquire securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group have been exercised (whether or not then exercisable), and (y) no such convertible securities have been converted by any other Person and no such options, warrants or other rights have been exercised by any other Person; or

               (ii) at any time subsequent to the date of execution of this Agreement there shall be elected or appointed to the Board any director or directors whose appointment or election to the Board or nomination for election by the Company's stockholders was not approved by a vote of at least a majority of the directors then in office who were either directors on the date of execution of this Agreement or whose election or appointment or nomination for election was previously so approved; or

               (iii) a reorganization, merger, consolidation, combination, corporate restructuring or similar transaction (an "Event"), in each case, in respect of which the beneficial owners of the outstanding Company voting securities immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company and any resulting Parent in substantially the same proportions as their ownership, immediately prior to such Event, of the outstanding Company voting securities; or

               (iv) an Event involving the Company as a result of which 33% or more of the members of the board of directors of the Parent or the Company are not persons who were members of the Board immediately prior to the earlier of (x) the Event, (y) execution of an agreement the consummation of which would result in the Event, or (z) announcement by the Company of an intention to effect the Event.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (d) "Disability," for purposes of this Agreement, shall mean total disability as defined in any long-term disability plan sponsored by the Company in which the Executive participates, or, if there is no such plan or it does not define such term, then it shall mean the physical or mental incapacity of the Executive which prevents him from substantially performing the duties of the office or position to which he was elected or appointed by the Board for a period of at least 180 days and the incapacity is expected to be permanent and continuous through the Executive's 65th birthday.

          (e) The "Change in Control Date" shall be any date during the term of this Agreement on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment or status as an elected officer with

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the Company is terminated within six months prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination.

          (f)  "Good Reason" means:

               (i) the assignment to the Executive within the Protection Period of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements, authority, duties or responsibilities), or any other action which results in a diminution in such position, authority, duties or responsibilities excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (ii) a reduction by the Company in the Executive's base salary in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

               (iii) a failure by the Company to maintain plans providing benefits at least as beneficial as those provided by any benefit or compensation plan (including, without limitation, any incentive compensation plan, bonus plan or program, retirement, pension or savings plan, life insurance plan, health and dental plan or disability plan) in which the Executive is participating immediately before the beginning of the Protection Period, or any action taken by the Company which would adversely affect the Executive's participation in or reduce the Executive's opportunity to benefit under any of such plans or deprive the Executive of any material fringe benefit enjoyed by him immediately before the beginning of the Protection Period; provided, however, that a reduction in
                                        ------------------
benefits under the Company's tax-qualified retirement, pension or savings plans or its life insurance plan, health and dental plan, disability plans or other insurance plans which reduction applies equally to all participants in the plans and has a de minimis effect on the Executive shall not constitute "Good Reason"
          ----------
for termination by the Executive;

               (iv) the Company's requiring the Executive, without the Executive's written consent, to be based at any office or location in excess of 50 miles from his office location immediately before the beginning of the Protection Period, except for travel reasonably required in the performance of the Executive's responsibilities;

               (v) any purported termination by the Company of the Executive's employment for Cause otherwise than as referred to in Section 9 of this Agreement; or

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               (vi)  any failure by the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in
Section 8(c) of this Agreement.

          (g) "Parent" means any entity which directly or indirectly through one or more other entities owns or controls more than 50% of the voting stock or common stock of the Company.

          (h) "Protection Period" means the period beginning on the Change in Control Date and ending on the last day of the thirty-sixth (36th) calendar month following the Change in Control Date.

          (i) "Subsidiary" means a company 50% or more of the voting securities of which are owned, directly or indirectly, by the Company.

          3.   Benefits Upon Termination Within a Protection Period.  If, during
               ----------------------------------------------------
a Protection Period, the Executive's employment is terminated by the Company other than for Cause or Disability or other than as a result of the Executive's death or the Executive terminates his employment for Good Reason, the Company shall pay to the Executive in a lump sum in cash within 10 days after the date of termination the aggregate of the following amounts and shall provide the following benefits:

          (a) The Executive's full base salary and vacation pay (for vacation not taken) accrued but unpaid through the date of termination at the rate in effect at the time of the termination plus an amount equal to the product of the Executive's normative bonus under the applicable bonus plan for the fiscal year including the date of termination and a fraction, the numerator of which is the number of days in such fiscal year through the date of termination and the denominator of which is 365; and

          (b) The amount in the "bonus bank" for the Executive under all bonus plans in which the Executive participates; and

          (c) A lump sum severance payment in an amount equal to 50% of the Executive's "Annual Compensation." For purposes of this Agreement, "Annual Compensation" shall be an amount equal to the aggregate of the Executive's annual base salary from the Company and its Subsidiaries as set by the Board and in effect immediately prior to the date of termination or Change in Control (whichever is greater) plus the highest bonus accrued by the Company for the Executive in any of the Company's three fiscal years preceding the date of termination or Change in Control (whichever is greater); and

          (d) Within 30 days of the date of termination, upon surrender by the Executive of his outstanding options to purchase common shares of the Company ("Common Shares") granted to the Executive by the Company (the "Outstanding Options") and any stock appreciation rights ("SARs"), an amount in respect of each Outstanding Option and SAR (whether vested or not) equal to the difference between the exercise price of such Outstanding

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Options and SARs and the higher of (x) the fair market value of the Common
Shares at the time of such termination (but not less than the closing price for the Common Shares on the New York Stock Exchange, or such other national stock exchange on which such shares may be listed, on the last trading day such shares traded prior to the date of termination), and (y) the highest price paid for Common Shares or, in the cases of securities convertible into Common Shares or carrying a right to acquire Common Shares, the highest effective price (based on the prices paid for such securities) at which such securities are convertible into Common Shares or at which Common Shares may be acquired, by any person or group whose acquisition of voting securities has resulted in a Change in Control of the Company; provided, however, that this Section 3(d) shall not apply to the
                -----------------
surrender of any Outstanding Option that is an incentive stock option (within the meaning of Section 422 of the Code); and

          (e) A lump sum payment equal to 25% of the Executive's Annual Compensation, such payment representing an agreed substitute for three years' additional entitlement to (A) benefits and service credit for benefits (or similar payments) under any pension, savings, defined contribution and other deferred compensation plans maintained by the Company and (B) any medical insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements with the Company (including, without limitation, provision of, or payment in lieu of, an automobile); and

          (f) All of the Executive's benefits accrued under the supplemental retirement plans, excess retirement plans and deferred compensation plans maintained by the Company or any of its Subsidiaries shall become immediately vested in full; and

          (g) All of the Executive's Outstanding Options shall become immediately vested and exercisable in full.

      4.   Non-exclusivity of Rights.  Nothing in this Agreement shall
           -------------------------
prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, practices, policies or programs provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its Subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, practice, policy or program of the Company or any of its Subsidiaries at or subsequent to the date of termination shall be payable in accordance with such plan, practice, policy or program; provided, however, that the Executive shall not be entitled
                   -----------------
to severance pay, or benefits similar to severance pay, under any plan, practice, policy, or program generally applicable to employees of the Company or any of its Subsidiaries.

      5.   Full Settlement; No Obligation to Seek Other Employment; Legal
           --------------------------------------------------------------
Expenses.  The Company's obligation to make the payments provided for in this
--------
Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek

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other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, upon written demand therefor by the Executive, all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in his sole discretion.

          6.   Certain Additional Payments by the Company.
               ------------------------------------------

               (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option or stock appreciation right), by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any similar excise tax) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax, income tax or payroll tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

               (b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by the independent public accounting firm which is then retained by the Company to audit its financial statements (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination, if applicable, or such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by the Executive shall be made on the basis of substantial authority. The initial Gross-Up Payment, if any, as determined pursuant to this Section 6(b), shall be paid to the Executive within five business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 6(b) shall be binding upon the Company and the Executive; subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments, including any interest and penalties, are referred to herein as the "Gross-Up Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

                    (i) give the Company any information reasonably requested by the Company relating to such claim,

                    (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive,

                    (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                    (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and
------------------
expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or payroll tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay
           ------------------
such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or payroll tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of
                 --------------------
limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount, unless the Executive agrees otherwise. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c) a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then any obligation of the Executive to repay such advance shall be forgiven and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          7.   Confidential Information.  The Executive shall hold in a
               ------------------------
fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its Subsidiaries and which shall not be or become public knowledge (other than by acts of the Executive or his representatives in violation of this Agreement). After the date of termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          8.   Successors.
               ----------

          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives or successor(s) in interest. The Executive may designate a successor (or successors) in interest to receive any and all amounts due the Executive in accordance with this Agreement should the Executive be deceased at any time of payment. Such designation of successor(s) in interest shall be made in writing and signed by the Executive, and delivered to the Company pursuant to Section 12(b) hereof. Any such designation may be made to any legal person, persons, trust or the Executive's estate as he shall determine in his sole discretion. In the event any designation shall be incomplete, or in the event the Executive shall fail to designate a successor in interest, his estate shall be deemed to be his successor in interest to receive such portion of all of the payments due hereunder. The Executive may amend, change or revoke any such designation at any time and from time to time, in the same manner. This Section 8(a) shall not supersede any designation of beneficiary or successor in interest made by the Executive, or separately covered, under any other plan, practice, policy or program of the Company.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and any Parent of the Company or any successor and without regard to the form of transaction utilized to acquire the business or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or parentage had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid (and any Parent of the Company or any successor) which is required by this clause to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement.

          9.   Notice of Termination.  Any termination of the Executive's
               ---------------------
employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

          10.  Requirements and Benefits if Executive is Employee of Subsidiary
               ----------------------------------------------------------------
of Company.  If the Executive is an employee of any Subsidiary of the Company,
----------
he shall be entitled to all of the rights and benefits of this Agreement as though he were an employee of the Company and the term "Company" as used herein shall be deemed to include the

Subsidiary by whom the Executive is employed. The Company hereby unconditionally and irrevocably guarantees the performance of its Subsidiary hereunder.

          11.  Arbitration.  The Company and the Executive shall attempt to
               -----------
resolve between them any dispute which arises hereunder. If they cannot agree within ten (10) days after either party submits a demand for arbitration to the other party, then the issue shall be submitted to arbitration with each party having the right to appoint one (1) arbitrator and those two (2) arbitrators mutually selecting a third arbitrator. The rules of the American Arbitration Association for the arbitration of commercial disputes shall apply and the decision of 2 of the 3 arbitrators shall be final. The arbitrators must reach a decision within sixty (60) days after the selection of the third arbitrator.
The arbitration shall take place in Buffalo, New York. The arbitrators shall apply Delaware law.

          12.  Miscellaneous.
               -------------

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses for each party as first written above or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications to the Company shall be addressed to the attention of the Company's Corporate Secretary. Notice and communications shall be effective when actually received by the addressee.

          (c) Whenever reference is made herein to any specific plan or program of the Company, to the extent that the Executive is not a participant therein or has no benefit accrued thereunder, whether vested or contingent, as of the Change in Control Date, then such reference herein shall be null and void and of no effect, and the Executive shall acquire no additional benefit as a result of such reference.

          (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (e) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (f) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

          (g) Except in the case of termination of employment or elected officer status under the circumstances set forth in Section 2(e) above, upon a termination of the Executive's employment or upon the Executive's ceasing to be an elected officer of the Company, in each case, prior to the Change in Control Date, there shall be no further rights under this Agreement.


          IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed as of the day and year first above written.


                              AMERICAN PRECISION INDUSTRIES INC.



                              By /s/ Kurt Wiedenhaupt
                                 ---------------------------------------
                                     Kurt Wiedenhaupt, President
                                     and Chief Executive Officer


                              EXECUTIVE



                                /s/ Deborah K. Pawlowski
                                 ---------------------------------------
                                    Deborah K. Pawlowski